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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12
Cinergy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

            You are cordially invited to attend the Annual Meeting of Shareholders of Cinergy Corp. to be held on Thursday, May 5, 2005, at 9:00 a.m., local time, in Ballrooms D and E of the Northern Kentucky Convention Center, One West RiverCenter Boulevard, Covington, Kentucky.

            As explained in the enclosed proxy statement, at this year's meeting you will be asked to vote for the election of three Class II directors, to ratify the selection of the independent auditors and to consider any other business that may properly come before the meeting.

            It is important that all Cinergy shareholders, regardless of the number of shares owned, participate in the affairs of the Company. Last year, over 88% of Cinergy's shares were represented in person or by proxy at the Annual Meeting.

            Even if you plan to attend this year's meeting, it is a good idea to vote your shares now before the meeting, in the event your plans change. You may vote by using the toll-free telephone number provided or the Internet. If you wish to use either of these methods, please follow the voting instructions that are printed on your enclosed proxy card. Alternatively, you may mark, date and sign your proxy card and return it using the enclosed, postage-paid envelope.

            Whether you choose to vote by telephone, Internet or mail, your response is greatly appreciated.

            We hope you will find it possible to attend this year's meeting, and thank you for your continued interest in Cinergy.

Sincerely,

James E. Rogers Chairman of the Board, President and Chief Executive Officer

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2005

            The Annual Meeting of Shareholders of Cinergy Corp. will be held on Thursday, May 5, 2005, at 9:00 a.m., local time, in BALLROOMS D & E of the NORTHERN KENTUCKY CONVENTION CENTER, One West RiverCenter Boulevard, Covington, Kentucky.

            The purposes of the Annual Meeting are to:

    •
    elect three Class II directors to serve for three-year terms ending in 2008;

    •
    ratify the selection of Deloitte & Touche, the members of Deloitte Touche Tohmatsu and their respective affiliates, as the Company's independent auditors; and

    •
    transact any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

            Shareholders of record at the close of business on Friday, March 4, 2005, may vote at the Annual Meeting. It is important that your shares be represented at this meeting.

            Whether or not you expect to be present at the Annual Meeting, please vote by toll-free telephone or Internet, or mark, date and sign the enclosed proxy card and return it using the enclosed, postage-paid envelope. Regardless of the manner in which you vote, we urge and greatly appreciate your prompt response.

By order of the Board of Directors,

Julia S. Janson Corporate Secretary and Chief Compliance Officer

Dated: March 29, 2005

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202
(513) 421-9500

PROXY STATEMENT

Introduction

            Cinergy Corp. is a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935. Cinergy is the parent company of:

    •
    PSI Energy, Inc., our operating utility that provides electric service to our customers in north central, central and southern Indiana;

    •
    The Cincinnati Gas & Electric Company, our operating utility that provides electric and gas service to our customers in southwestern Ohio and, through a principal subsidiary, The Union Light, Heat and Power Company, to our customers in adjacent areas in Kentucky;

    •
    Cinergy Services, Inc., the subsidiary we use to provide a variety of centralized administrative, management and support services to our companies; and

    •
    Cinergy Investments, Inc., the subsidiary we use to hold most of our domestic, non-regulated, energy-related businesses and investments, including natural gas marketing and trading operations.

            Cinergy has other subsidiaries formed for a variety of purposes, including holding our interests in international businesses, new technology initiatives and investment opportunities in the telecommunications industry and in energy and power generation.

Mailing and Solicitation of Proxies

            This solicitation of proxies is made by Cinergy's Board of Directors for the Annual Meeting of Shareholders to be held on May 5, 2005. Cinergy's Annual Report to Shareholders, including our consolidated financial statements and accompanying notes for the year ended December 31, 2004, is also enclosed.

            We began mailing our proxy material to shareholders on or about March 29, 2005.

            Cinergy will pay the cost of the solicitation of proxies on behalf of the Board. We have retained the services of Georgeson Shareholder Communications, Inc. to help us mail the proxy material and to solicit proxies. Their fee for these services is $10,000, plus out-of-pocket expenses. We can solicit proxies by mail, personally or by telephone. Our officers and employees may assist in this process; however, they will not receive additional pay for these services. We have asked brokerage houses and other custodians, nominees and fiduciaries to forward our proxy material to the beneficial owners of Cinergy common stock, and we will reimburse them for their out-of-pocket expenses for so doing.

What You Are Voting On

            You are being asked to vote on:

    •
    the election of three Class II directors (Thomas E. Petry, Mary L. Schapiro and Philip R. Sharp) for three-year terms ending in 2008; and

    •
    the ratification of the selection of Deloitte & Touche, the members of Deloitte Touche Tohmatsu and their respective affiliates ("Deloitte"), as the Company's independent auditors.

            The Board recommends that you vote FOR each nominee for director and FOR the ratification of the selection of the independent auditors.

Who Can Vote

            Holders of record of Cinergy common stock on March 4, 2005, the record date, may vote at the Annual Meeting. Cinergy's common stock is its only voting security. There were 197,690,087 shares of Cinergy common stock outstanding as of the record date. In order to conduct the Annual Meeting, holders of a majority of the outstanding shares must be present in person or represented by proxy so that there is a quorum. It is important that you vote promptly so that your shares are counted toward the quorum.

How You Can Vote

            By Proxy – Before the Annual Meeting, you can give a proxy to vote your shares of Cinergy common stock in one of the following ways:

    •
    by calling the toll-free telephone number;

    •
    by using the Internet; or

    •
    by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

            The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on your enclosed proxy card.

            If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of Cinergy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted FOR the election of all Class II nominees for director and FOR the ratification of the selection of Deloitte as the Company's independent auditors. We do not expect that any other matters will be brought before the Annual Meeting. However, by giving your proxy you appoint the persons named as proxies as your representatives at the Annual Meeting. If an issue comes up for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

            In Person – You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 4, 2005.

How You Can Revoke Your Proxy

            You may revoke your proxy at any time after you give it, and before it is voted, in one of the following ways:

    •
    by notifying Cinergy's Corporate Secretary in writing that you are revoking your proxy;

    •
    by giving another signed proxy that is dated after the proxy you wish to revoke;

    •
    by using the telephone or Internet voting procedures; or

    •
    by attending the Annual Meeting and voting in person.

How Votes Are Counted

            Each share of Cinergy common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. For the election of directors, the three persons receiving the greatest number of votes will be elected to the Board. For the ratification of Deloitte as the Company's independent auditors, as well as any other matter that may come up for vote at the Annual Meeting, the affirmative vote of the majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to approve the matter. In counting the vote on any matter other than the election of directors, abstentions will have the same effect as votes against the matter and shares that are the subject of a broker non-vote will be deemed absent and will have no effect on the outcome of the vote. A broker non-vote occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange ("NYSE") listing standards, does not have discretionary authority to vote on a proposal.

            Cinergy has retained Corporate Election Services, Inc. to preliminarily count the votes. Inspectors of election will be appointed by the presiding officer at the Annual Meeting, and they will determine the final count and announce the voting results at the Annual Meeting.

ITEM 1.    ELECTION OF DIRECTORS

Director Nominees

            Cinergy's Board is divided into three classes (Class I, Class II and Class III), with all classes currently equal in number. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The terms of the Class II directors will expire at the Annual Meeting.

            The Board has nominated:

    •
    Thomas E. Petry, Mary L. Schapiro and Philip R. Sharp for re-election as Class II directors for three-year terms ending in 2008.

            If any director is unable to stand for re-election, the Board may reduce the number of directors or designate a substitute. In that case, the shares represented by your proxy may be voted for a substitute director. However, we do not expect that any nominee will be unavailable or unable to serve.

            The Board of Directors Recommends Voting FOR ALL Nominees, designated on the Proxy as Item 1.

General Information About the Board of Directors

            The following brief biographies contain information about the three nominees for director and about the directors whose terms extend beyond the Annual Meeting. The information includes each director's principal occupation and business experience for at least the past five years. Mr. Rogers is the only director who is an employee of Cinergy, its subsidiaries or affiliates.

Director	Principal Occupation and Other Information	Age	Director Since
Michael G. Browning Class I Term expires in 2007	Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate development. He is a director of PSI Energy, Inc. and Standard Management Corporation. He also serves as owner, general partner or managing member of various real estate entities.	58	1994
Phillip R. Cox Class III Term expires in 2006	Mr. Cox is President and Chief Executive Officer of Cox Financial Corporation, a provider of financial and estate planning services. He is Chairman of the Board of Cincinnati Bell Inc. and a director of The Timken Company.	57	1994

George C. Juilfs Class I Term expires in 2007	Mr. Juilfs is Chairman of the Board and Chief Executive Officer of SENCORP, an international holding company with subsidiaries that manufacture and market powered fastening systems. He is also the past Chairman of the Board of the Cincinnati branch of the Federal Reserve Bank of Cleveland.	65	1994
Thomas E. Petry Class II Nominee for term expiring in 2008	Mr. Petry is retired as Chairman of the Board and Chief Executive Officer of Eagle-Picher Industries, Inc., a diversified manufacturer of industrial and automotive products. He is a director of U.S. Bancorp.	65	1994
James E. Rogers Class III Term expires in 2006	Mr. Rogers is Chairman of the Board, President and Chief Executive Officer of Cinergy. Previously, he served as Vice Chairman, President and Chief Executive Officer. Mr. Rogers also holds, or has held, similar executive officer positions with Cinergy's principal subsidiaries. He is a director of Duke Realty Corp. and Fifth Third Bancorp.	57	1993
Mary L. Schapiro Class II Nominee for term expiring in 2008	Ms. Schapiro is Vice Chairman of NASD (formerly The National Association of Securities Dealers, Inc.) and President of Regulatory Policy and Oversight. Previously, she was President and a Board member of NASD Regulation, Inc. NASD has responsibility for regulating all member brokerage firms and individual registered representatives and for oversight of The Nasdaq Stock Market. Ms. Schapiro is also a member of the Board of Governors of NASD and serves as a director of Kraft Foods Inc.	49	1999
John J. Schiff, Jr. Class III Term expires in 2006	Mr. Schiff is Chairman of the Board, President and Chief Executive Officer of Cincinnati Financial Corporation, an insurance holding company, and The Cincinnati Insurance Company. He is a director of Fifth Third Bancorp and The Standard Register Company.	61
	1994

Philip R. Sharp Class II Nominee for term expiring in 2008	Mr. Sharp is the Director of the Institute of Politics at Harvard University's John F. Kennedy School of Government, and a Senior Policy Advisor to the law firm of Van Ness Feldman, PC. Previously, Mr. Sharp was a 10-term Congressman from Indiana, where he was a ranking member of the House Energy and Commerce Committee and chairman of the House Energy and Power Subcommittee. He is a director of Distributed Energy Systems Corp.	62	1995
Dudley S. Taft Class I Term expires in 2007	Mr. Taft is President of Taft Broadcasting Company, which holds investments in media-related activities. He is a director of Fifth Third Bancorp and Tribune Company.	64	1994

Meetings of the Board

            Our Board of Directors has affirmatively determined that, other than Mr. Rogers, no director has a material relationship with the Company and, therefore, all are "independent" pursuant to the NYSE's listing standards. In this regard, the Board considered the limited business in which the Company engages with entities associated with Messrs. Schiff and Cox. See "Certain Relationships and Related Transactions" beginning on page 31 for additional information regarding these relationships.

            Cinergy's Board met 7 times during 2004. All directors attended more than 75%, with the exception of Mr. Taft, who attended 70%, of the total number of Board meetings and meetings of the committees on which they served.

            The independent directors met three times in executive session without management present during 2004.

            We encourage all directors to attend our annual meeting. All nine directors were in attendance at the annual meeting in 2004.

Membership and Board Committees

	Executive Committee	Audit Committee	Compensation Committee	Corporate Governance Committee	Public Policy Committee
James E. Rogers	Chair
Michael G. Browning	X		Chair	X
Phillip R. Cox				X	Chair
George C. Juilfs			X		X
Thomas E. Petry	X		X
Mary L. Schapiro		Chair			X
John J. Schiff, Jr.		X	X
Philip R. Sharp		X			X
Dudley S. Taft	X	X		Chair

Executive Committee

            The Executive Committee met 5 times during 2004. During 2004, the Executive Committee members were Messrs. James E. Rogers (Chair), Michael G. Browning, Thomas E. Petry and Dudley S. Taft. The Executive Committee has all the powers and authority of the Board in the management of the business and affairs of the Company, unless prohibited by our bylaws, the Board or applicable law. The Executive Committee also exercises the power and authority of the former Finance Committee.

Audit Committee

            The Audit Committee met 11 times during 2004. During 2004, the Audit Committee members were Ms. Mary L. Schapiro (Chair), and Messrs. John J. Schiff, Jr., Philip R. Sharp, and Dudley S. Taft. Each of its members is an "independent" director within the meaning of Sections 303.01(B)(2)(a), 303.01(B)(3) and 303A.02 of the NYSE's listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. This Committee selects and retains a firm of independent public accountants to conduct audits of the accounts of Cinergy and its subsidiaries. It also reviews with the independent public accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Cinergy and its subsidiaries, and makes reports and recommendations to the Board as it deems appropriate. The Audit Committee is responsible for approving all audit and permissible non-audit services provided to Cinergy by its independent auditors. Pursuant to this responsibility, the Audit Committee adopted the Auditor Independence Pre-Approval Policy which provides that the Committee will annually establish detailed services and related fee levels that may be provided by the independent auditors.

            Under the Policy, detailed audit services, audit-related services and tax services have been specifically pre-approved up to certain fee limits. In the event that the cost of any of these services may exceed the pre-approved limits, the Audit Committee must pre-approve the service. All other services that are not prohibited pursuant to the SEC's or other applicable regulatory bodies' rules or regulations must be specifically pre-approved by the Audit Committee. Any request for services that requires Audit Committee pre-approval will be submitted to the Audit Committee by the Chief Financial Officer or Controller and a representative of Cinergy's Legal Department. The request must include a joint statement as to whether the request is consistent with the SEC's rules on auditor independence. Under the

Policy, the Audit Committee may delegate specific pre-approval authority to one or more of its members but it may not delegate its responsibilities to pre-approve services performed by the independent auditors to management. The Auditor Independence Pre-Approval Policy is available on our website at www.cinergy.com/governance.

            Cinergy's Board has determined that Ms. Mary L. Schapiro is an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K. See above for a description of Ms. Schapiro's business experience.

Compensation Committee

            The Compensation Committee met 3 times during 2004. During 2004, the Compensation Committee members were Messrs. Michael G. Browning (Chair), George C. Juilfs, Thomas E. Petry and John J. Schiff, Jr. Each of its members is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, and "independent" within the meaning of Section 303A.02 of the NYSE's listing standards. The nature and scope of the Compensation Committee's responsibilities are described in the "Compensation Committee Report on Executive Compensation" beginning on page 13.

Corporate Governance Committee

            The Corporate Governance Committee met 2 times during 2004. During 2004, the Corporate Governance members were Messrs. Dudley S. Taft (Chair), Michael G. Browning and Phillip R. Cox. Each of its members is "independent" within the meaning of Section 303A.02 of the NYSE's listing standards. This Committee recommends to the Board the slate of nominees for director for each year's annual meeting and, when vacancies occur, names of individuals who would make suitable directors of Cinergy. It also consults with appropriate officers of Cinergy on matters relating to the organization of the Board and its committees.

Public Policy Committee

            The Public Policy Committee met 2 times during 2004. During 2004, the Public Policy members were Messrs. Philip R. Cox (Chair) and George C. Juilfs, Ms. Mary L. Schapiro and Mr. Philip R. Sharp. Each of its members were "independent" within the meaning of Section 303A.02 of the NYSE's listing standards. The Public Policy Committee assists in the development of, and oversees Cinergy's policies on corporate and social responsibility issues and other matters affecting Cinergy's key stakeholders, including investors, customers, employees, communities and the environment.

Audit Committee Report

            The following is the report of the Audit Committee with respect to Cinergy Corp.'s audited financial statements for the fiscal year ended December 31, 2004.

            The purpose of the Audit Committee is to assist the Board in its general oversight of Cinergy's financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.cinergy.com/governance.

            The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP, ("Deloitte") the Company's independent auditors. Management is responsible for the preparation, presentation and integrity of Cinergy's financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and, evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management's assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

            We reviewed with management and Deloitte, the Company's audited financial statements, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, to us that the financial statements were prepared in accordance with generally accepted accounting principles.

            In addition, management completed the documentation, testing and evaluation of Cinergy's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 ("Form 10-K") filed with the SEC, as well as Deloitte's Report of Independent Registered Public Accounting Firm included in the Company's Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management's assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in fiscal 2005.

            The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and PCAOB Auditing Standard No. 2, "An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements." In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, "Independence Discussions with Audit Committees," that relates to Deloitte's independence from Cinergy and its subsidiaries and the Audit Committee has discussed with Deloitte their firm's independence.

            Based on their review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the

Board of Directors that the audited financial statements be included in Cinergy's Form 10-K, for filing with the SEC.

                      Audit Committee
                      Mary L. Schapiro, Chair
                      John J. Schiff, Jr.
                      Philip R. Sharp
                      Dudley S. Taft

Compensation of Directors

            In 2004, the fees paid to our non-employee directors consisted of:

Type of Fee	Amount
Annual Board Retainer	$60,000 (payable 50% each in cash and stock)
Annual Committee Retainer	$6,000
Annual Committee Chair Retainer	$6,000
Board Meeting Attendance	$2,000 ($1,250 if attended by conference call)
Committee Meeting Attendance	$2,000 ($1,250 if attended by conference call)
Annual Equity Award	450 units of Cinergy common stock

            The Company also paid the expenses incurred by the directors and their spouses while attending an annual off-site strategic retreat in 2004. Starting in 2005, lead directors will receive an additional annual retainer fee of $5,000 and the annual retainer for committee membership and serving as a committee chairperson will be $8,500. Directors who are employees of Cinergy receive no compensation for their service as directors.

            The portion of each non-employee director's annual retainer that is payable in Cinergy common stock, unless voluntarily deferred, is delivered to the director as soon as practicable after January 1 each year. If voluntarily deferred, the shares, along with reinvested dividends, are credited to an individual bookkeeping account maintained by Cinergy on behalf of the non-employee director and must remain in the account until he or she ceases to be a director, at which time the units will be distributed to the director.

            Under our Directors' Deferred Compensation Plan, each non-employee director of Cinergy may choose to defer the portion of his or her fees that is otherwise payable in cash into a bookkeeping account denominated in either cash or units representing shares of Cinergy common stock, or in a combination of cash and units. If deferred in units, additional units are credited to the director's account at the same time and rate as dividends are paid to holders of Cinergy common stock. Amounts deferred into a cash bookkeeping account earn interest at the annual rate (adjusted quarterly) equal to the interest rate on a one-year certificate of deposit for $100,000 (as quoted in The Wall Street Journal) on the first business day of the calendar quarter. Deferred units are distributed as shares of Cinergy common stock, and accrued cash accounts are paid in cash, generally commencing in the year immediately following the year in which the director ceases to be a director.

            Upon election to the Board, each non-employee director is granted a non-qualified stock option to purchase 12,500 shares of Cinergy common stock. All such options have exercise prices at least equal to 100% of the fair market value of Cinergy common stock on the date of the grant, vest at the rate of 20% per year over a five-year period and may be exercised over a ten-year term.

            As described in the table above, under Cinergy's Directors' Equity Compensation Plan, each non-employee director receives an annual award on December 31 equal to 450 shares of Cinergy common stock. Each such award is credited, along with reinvested dividends, to a bookkeeping account maintained on behalf of the non-employee director and is paid beginning when he or she ceases to be a director. The accrual of future benefits under our Retirement Plan for Directors was eliminated effective January 1, 1999. Each of our currently serving non-employee directors who had an accrued cash benefit under such plan prior to 1999 converted the benefit to units representing shares of Cinergy common stock. These units are payable, along with reinvested dividends, after the director ceases to be a director.

Security Ownership of Certain Beneficial Owners and Management

            Listed on the following table are the owners of 5% or more of Cinergy's outstanding shares of common stock, as of December 31, 2004. This information is based on the most recently available reports filed with the SEC and provided to us by the companies listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
United States Trust Corporation 114 West 47th Street New York, NY 10036	10,417,315 shares	(1)	5.7%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	9,801,415 shares	(2)	5.4%

(1)
This information was obtained from the beneficial owner's Schedule 13G/A filed with the SEC on February 14, 2005.

(2)
This information was obtained from the beneficial owner's Schedule 13G filed with the SEC on February 14, 2005.

            Listed on the following table is the number of shares of Cinergy common stock beneficially owned by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group, as of the record date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Michael G. Browning	124,463 shares	*
Phillip R. Cox	15,743 shares	*
Michael J. Cyrus	228,201 shares	*
R. Foster Duncan	234,619 shares	*
William J. Grealis	370,789 shares	*
George C. Juilfs	48,939 shares	*
Thomas E. Petry	32,201 shares	*
James E. Rogers	1,622,124 shares	*
Mary L. Schapiro	26,566 shares	*
John J. Schiff, Jr.	64,712 shares	*
Philip R. Sharp	8,344 shares	*
Dudley S. Taft	44,235 shares	*
James L. Turner	132,249 shares
All directors and executive officers as a group (21 persons)	3,067,041 shares	1.55%

*
Represents less than 1%.

(1)
Includes shares that there is a right to acquire within 60 days of March 4, 2005 in the following amounts: Mr. Browning – 12,543; Mr. Cox – 12,543; Mr. Cyrus – 141,799; Mr. Duncan – 213,500; Mr. Grealis – 235,701; Mr. Juilfs – 12,543; Mr. Petry – 12,543; Mr. Rogers – 970,300; Ms. Schapiro – 24,221; Mr. Schiff – 2,822; Mr. Sharp – 2,543; Mr. Taft – 10,000; Mr. Turner – 101,626; and all directors and executive officers as a group – 1,790,783.

Compensation Committee Report on Executive Compensation

            The executive compensation-related responsibilities of the Compensation Committee include:

    •
    reviewing, approving and overseeing the process and substance of Cinergy's executive compensation policy;

    •
    reviewing and approving compensation for Cinergy's Chief Executive Officer and other executive officers; and

    •
    reviewing and approving the executive compensation plans and the administration thereof.

Compensation Policy

            Our executive compensation program is designed to promote the delivery of sustained superior performance for all of Cinergy's stakeholders by attracting, retaining and motivating high quality executives. From a financial perspective, superior performance is defined as ranking in the top quartile for total shareholder return, calculated based on stock price appreciation and dividends ("TSR"), compared to those companies that comprise the S&P Electric Supercomposite Index. Furthermore, in an effort to strengthen the alignment of executive and shareholder interests, our strategy is to compensate executives using, whenever possible, stock-based compensation. The Committee has engaged an independent compensation consultant, reporting directly to the Committee, in order to ensure that our executive compensation program and the individual components thereof are consistent with these policies and competitive with the market.

            The Committee, with the assistance of its independent compensation consultant, establishes different components of compensation using information relating to several peer groups in addition to the S&P Electric Supercomposite Index referenced in our Performance Graph. Compensation for Cinergy's executive officers primarily consists of the following components, as well as benefits under the other programs described herein:

    •
    Base salary;

    •
    Annual incentives; and

    •
    Long-Term incentives.

            The Committee believes that applying benchmarks relating to different peer groups is the most appropriate method of analyzing these different components of compensation, as below described:

Compensation Component	Peer Groups	Rationale
Base Salary and Annual Incentives for Utility Specific Executives	Energy Industry Peer Group – The Towers Perrin – Energy Services Survey, which is comprised of domestic utilities and related energy companies, with the relevant compensation data adjusted to reflect the different sizes of the peer group companies.	The Committee believes the direct competitors for utility specific executives are those companies in the energy industry with revenues similar to Cinergy's.

Base Salary and Annual Incentives for General Corporate Executives
	General Industry Peer Group – The Towers Perrin – General Industry Survey, which is comprised of a broad mix of companies, with the relevant compensation data adjusted to reflect the different sizes of the peer group companies.	The Committee believes that general industry firms also compete for general corporate executives.
Long-Term Incentives
Energy Industry Peer Group – The Towers Perrin – Energy Services Survey, which is comprised of domestic utilities and related energy companies, with the relevant compensation data adjusted to reflect the different sizes of the peer group companies.
Due to the inherent differences in the risk associated with different industries, the Committee believes the long-term incentive opportunities available to Cinergy executive officers should be consistent with the incentive opportunities offered within the energy industry.
Total Compensation for Named Executive Officers	Proxy Peer Group – The Proxy Peer Group is comprised of 13 large, integrated U.S. utilities that have similar business models and comparable risk profiles.	The Committee believes the direct competitors for the most experienced senior management talent are the companies in the Proxy Peer Group.
Total Compensation for Other Executive Officers
Energy Industry Peer Group – The Towers Perrin – Energy Services Survey, which is comprised of domestic utilities and related energy companies, with the relevant compensation data adjusted to reflect the different sizes of the peer group companies.
The Committee believes that the total compensation of Cinergy's executive officers should be consistent with the compensation provided by other companies in the energy industry because they are faced with similar opportunities, challenges and risks.

            The significant components of our compensation program are below discussed.

            Base Salaries.    Base salaries for the executive officers are reviewed annually and are targeted at the 50th – 75th percentile of the applicable peer group, as above described.

            Annual and Long-Term Incentives.    As discussed below, our annual and long-term incentive plans are intended to complement base salary and provide executive officers with total compensation targeted at the 50th percentile of the applicable peer group. The Committee believes that annual and long-term incentive opportunities assist in motivating the behavior necessary to manage short- and long-term corporate goals successfully. This pay for performance emphasis results in a compensation mix in which targeted annual and long-term incentives, in the aggregate, make up, on average, at least 50% of the total annual compensation opportunity of the Chief Executive Officer and other executive officers. See "Annual Incentive Compensation" and "Long-Term Incentive Compensation" for a description of the annual and long-term incentive plans in which the named executive officers participate.

            Total Compensation.    We provide executive officers a combination of fixed and variable pay, using base salary, short-term incentives and long-term incentives. These components, in the aggregate, are targeted to deliver total compensation at the 50th percentile of the applicable peer group. However, if

Cinergy delivers superior performance, our compensation program is designed to provide total compensation at the 75th percentile of the applicable peer group, and, conversely, if Cinergy's performance should decline, its executive officers' total compensation is designed to decline to a level commensurate with such performance. The Committee monitors each component of executive compensation and regularly compares pay to the performance of Cinergy's executive officers using the peer group data described above and the advice of its independent compensation consultant.

            Stock Ownership and Retention Requirements.    In a further effort to align the interests of the shareholders, the directors, the Chief Executive Officer and the other executive officers, the Board implemented a minimum stock ownership policy in August 2002. Under this policy, the Chief Executive Officer and the other executive officers are required to maintain a minimum ownership interest in Cinergy equal to five times and three times their annual base salaries, respectively, and directors are required to maintain a minimum ownership interest in Cinergy equal to two times their annual retainer. The Chief Executive Officer and directors are in compliance with this requirement. The other executive officers have a transition period within which to comply, and Cinergy monitors their progress toward the requirement. Cinergy also has a policy under which the directors, the Chief Executive Officer and the other executive officers are prohibited from disposing of any shares of Cinergy common stock acquired by virtue of the exercise of stock options (except to the extent necessary to pay the exercise price and/or any accompanying tax obligations) until 90 days after their termination from employment or other service with Cinergy.

Annual Incentive Compensation

            Approximately 2,100 employees, including all executive officers, participated in Cinergy's Annual Incentive Plan ("AIP") in 2004. To advance our pay for performance emphasis, participants are eligible to receive incentive cash awards or bonuses under the AIP only to the extent that certain pre-determined corporate, business unit and individual goals are achieved.

            In 2004, the corporate goal was based on the attainment of certain levels of net income. For approximately 50 of Cinergy's executives, including the executive officers, 40% of their 2004 annual incentive bonus was determined based on the corporate net income goal, 30% was determined based on the successful implementation of certain cost savings initiatives, and 30% was determined based on individual goals. For corporate center and shared services employees, the corporate net income goal and the aggregate individual goals were each weighted at 50% of the total possible award. For all other employees, the corporate net income goal was weighted at 50% of the total possible award, with business unit specific goals and individual goals weighted at 25% each. Pursuant to the terms of the AIP as approved by shareholders in 2002, in the event of a change in control (as defined in the plan), all relevant performance criteria would be deemed satisfied at the maximum.

            For 2004, target awards ranged from 3% to 75% of an employee's annual base salary, depending upon the employee's position within Cinergy. For purposes of this calculation, $1,850,004 was used as the Chief Executive Officer's annual base salary because his employment agreement requires that $600,000 of his performance-based phantom stock award be included in his 2004 AIP award calculation. See "Employment Agreements" for a description of this performance-based phantom stock award. The target and maximum annual incentive opportunity was 75% and 130%, respectively, for the Chief Executive Officer and 60% and 105%, respectively, for each of the other named executive officers.

            Achievement levels for goals under the AIP are based on a scale from 1.0 to 3.0. After taking into account certain factors that were beyond the control of Cinergy, the Committee used its discretion to certify an achievement level of 1.0 for the 2004 corporate goal for all AIP participants except for our most senior management, consisting of approximately 130 employees, including all of the named executive officers, who received a 0.0 achievement level for the 2004 corporate goal. The Committee also determined that each of the named executive officers achieved a 3.0 with respect to the cost savings goal. Payouts to the named executive officers for the individual goal component of their 2004 AIP bonuses corresponded to achievement levels ranging from 1.0 to 3.0. The individual goals included a corporate governance goal, a succession planning and diversity goal, an employee engagement goal and a customer satisfaction goal.

            For 2005, the AIP will be based on a corporate net income goal, business unit goals and individual goals. For the named executive officers, the corporate net income goal and aggregate individual goals are equally weighted. The 2005 annual incentive bonus for other participants in the AIP will be determined based on the corporate net income goal, business unit specific goals and individual goals as appropriate.

Long-Term Incentive Compensation

            Cinergy has a long-term incentive compensation program under the terms of the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan ("LTIP"). The LTIP is designed to align the long-term interests of our shareholders and management by providing incentives to increase TSR. The LTIP ties a large portion of the participants' potential total compensation to long-term performance. This pay for performance approach provides an upside potential for outperforming peer companies, and downside risk for underperforming. Our most senior management, consisting of approximately 130 employees, including all executive officers, participated in the LTIP in 2004.

            The LTIP consists of overlapping three-year performance cycles, with a new three-year performance cycle starting each January 1. The cycle that ended December 31, 2004 covered calendar years 2002 through 2004, and the cycle that started on January 1, 2005 continues through December 31, 2007.

            For the performance cycle that started on January 1, 2004, the annualized target award opportunity ranged from 20% to 160% of an employee's annual base salary, depending on the employee's position within Cinergy. For purposes of this calculation, $1,874,004 was used as the Chief Executive Officer's annual base salary consistent with the Committee's prior determination that the $624,000 non-elective contribution made to the Cinergy Corp. 401(k) Excess Plan on his behalf in 2003 in lieu of a merit increase should be included for purposes of this calculation. The target LTIP award opportunities are 160% for the Chief Executive Officer and 90% for each of the other named executive officers. Stock options comprise 25% of the total award value under the cycles that are currently outstanding, and the Value Creation Plan (discussed below) comprises the other 75%. Pursuant to the terms of the LTIP as approved by shareholders in 2002, in the event of a change in control (as defined in the plan), vesting and payment of awards would accelerate, and all relevant performance criteria would be deemed satisfied at the maximum.

            The Value Creation Plan portion of the LTIP consists of a target grant of performance shares for each cycle. Performance share awards are paid 50% in Cinergy common stock and 50% in cash. These performance shares generally vest only to the extent that Cinergy's TSR targets for the cycle are met as compared with the TSR of a peer group of companies. This peer group consists of the companies in the S&P Electric Supercomposite Index as of the first day of the cycle, adjusted for certain specifically enumerated events that occur during the cycle of the type that could distort the index (e.g., bankruptcies and transactions or potential transactions involving companies included in the index group). The following table illustrates how the performance share payouts directly align participants' pay to Cinergy's performance:

Relative TSR Performance Percentile	Percent Payout of Target Grant of Performance Shares
85th Percentile or above	200%
80th Percentile	185%
70th Percentile	150%
60th Percentile	115%
55th Percentile	100%
40th Percentile	40%
30th Percentile or below	0%

            Cinergy's TSR performance percentile with respect to the named executive officers for the LTIP cycle that ended December 31, 2004 was 72.0, which generally would have corresponded to a payout equal to 157.0% of the target grant of performance shares. However, the Committee determined that Cinergy's common stock issuance on December 9, 2004 (which the Company consummated at a time of favorable market conditions resulting in proceeds to Cinergy at a near 52-week high stock price) likely distorted the results of Cinergy's comparative TSR for the three-year period that ended December 31, 2004. Therefore, the Committee adjusted the performance share payout for this cycle by calculating Cinergy's relative TSR performance for the period commencing on January 1, 2004 and ending on December 8, 2004 (the day before the common stock issuance), rather than the period ending on December 31, 2004. This adjustment yielded a performance percentile of 74.4 and a payout equal to 165.4% of the target grant of performance shares.

Additional Awards

            The Committee may grant additional short-term or long-term awards to recognize increased responsibilities or special contributions, to attract new hires to Cinergy, to retain executives, or to recognize other special circumstances. In 2004, certain performance-based restricted stock awards were granted to the named executive officers as shown in the Summary Compensation Table.

Other Programs

            Cinergy also provides its executive officers with life and medical insurance, pension, savings and compensation deferral programs, perquisites and other benefits that are competitive with market practices. The Committee considers all benefits when reviewing the total compensation of the executive officers.

Chief Executive Officer

            Philosophy.    The Committee's objective with respect to CEO compensation is to motivate and retain a chief executive officer who is committed to delivering sustained superior performance for all of Cinergy's stakeholders. We attempt to compensate the Chief Executive Officer using, whenever possible, stock-based compensation so as to strengthen his alignment with shareholder interest in stock price appreciation and dividend yield. The Chief Executive Officer is also provided perquisites and retirement benefits commensurate with those provided to chief executive officers of comparably-sized general industry companies.

            Chief Executive Officer 2004 Compensation Package.    Consistent with our compensation philosophy described above, in early 2004, the Committee approved a new compensation package for Mr. Rogers, including a restated employment agreement. See "Employment Agreements" for a description of Mr. Rogers' restated employment agreement. Mr. Rogers has served as Chairman, and CEO of PSI Energy, Inc. since 1988, as CEO of Cinergy Corp. since 1995, and as Chairman since 2000. The Committee determined that the new compensation package was appropriate, and continues to be appropriate, based upon the long-term performance of Mr. Rogers.

            Base Salary.    In 2004, Mr. Rogers did not receive an increase to his base salary, and he elected to defer the portion of his base salary that otherwise might not have been deductible under Section 162(m) of the Internal Revenue Code.

            Annual Incentive Compensation.    For 2004, Mr. Rogers received a cash award under the Annual Incentive Plan in the amount of $1,258,003. The award was based on the corporate and cost savings goal achievement discussed above, and a 3.0 with respect to his objective individual goals, which, as stated above, included a corporate governance goal, a succession planning and diversity goal, an employee engagement goal and a customer satisfaction goal.

            Long-Term Incentive Compensation.    Mr. Roger's payout for the performance cycle of the LTIP that ended December 31, 2004, consisted of 59,055 shares of Cinergy common stock and $2,467,900.

            As stated above, the Committee emphasizes pay for performance. In this regard, approximately 80% of Mr. Rogers' 2004 compensation listed in the Summary Compensation Table was performance-based.

Code Section 162(m)

            Internal Revenue Code Section 162(m) generally limits Cinergy's annual federal income tax deduction to one million dollars for compensation paid to each of the named executive officers. However, qualifying performance-based compensation is exempted from the deduction limit under certain conditions. The Committee attempts to qualify the named executive officers' compensation for full corporate deductibility, including awards under the shareholder-approved AIP and LTIP; however, in an effort to remain competitive and attract and retain key management employees, certain compensation awarded in 2004 may not qualify for exemption from the deduction limit under Section 162(m) of the Internal Revenue Code.

Compensation Committee Michael G. Browning, Chair George C. Juilfs Thomas E. Petry John J. Schiff, Jr.

Summary Compensation Table

            Included in the following table is, for the past three years, the compensation paid to our Chief Executive Officer and the other four most highly compensated executive officers in 2004. These amounts include payments for services in all capacities to Cinergy and its subsidiaries. We sometimes refer to the persons listed below as the "named executive officers."

						Long-Term Compensation
	Annual Compensation					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards(1) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts(2) ($)	All Other Compen- sation(3)(4) ($)
James E. Rogers Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	1,250,004 1,250,004 1,250,004	1,258,003 1,920,854 1,240,003	47,876 103,441 7,620	(5)	0 0 0	138,600 145,500 123,200	4,935,799 4,609,396 4,719,363	214,781 1,172,311 1,278,639
R. Foster Duncan Executive Vice President of Cinergy and Chief Executive Officer of the Commercial Business Unit	2004 2003 2002	630,360 592,860 522,504	340,394 499,950 514,339	114,169 278,163 10,839	(6)	259,669 142,062 0	26,200 29,000 29,000	1,160,532 861,484 629,005	31,600 29,767 54,667
Michael J. Cyrus Executive Vice President of Cinergy and Chief Executive Officer of the Regulated Business Unit	2004 2003 2002	622,248 589,560 575,004	224,009 493,500 488,615	107,277 3,958 1,165	(7)	207,719 142,062 0	25,900 31,300 31,900	1,277,140 1,074,176 1,507,497	41,230 52,765 48,360
William J. Grealis Executive Vice President	2004 2003 2002	606,744 569,538 550,008	327,642 481,214 541,418	34,136 23,141 19,059		207,719 142,062 0	25,200 30,500 30,500	1,221,656 1,023,582 1,365,307	21,320 21,410 67,347
James L. Turner Executive Vice President and Chief Financial Officer	2004 2003 2002	525,008 435,709 346,500	283,504 366,632 341,089	14,689 6,764 3,939		207,719 142,062 0	19,800 19,200 19,200	769,562 614,140 815,942	39,174 22,247 36,679

(1)
The aggregate value of all restricted stock holdings for Messrs. Rogers, Duncan, Cyrus, Grealis and Turner, respectively, as of December 31, 2004 are $0, $698,718, $399,190, $399,190 and $644,974. With respect to a portion of the restricted stock, dividends are payable upon vesting and with respect to the remaining portion of the restricted stock, dividends are payable on a current basis in accordance with Cinergy's applicable dividend policy.

(2)
Amounts appearing in this column reflect payouts relating to the Cinergy Corp. 1996 Long-Term Incentive Plan ("LTIP").

(3)
Amounts appearing in this column for 2004 include for Messrs. Rogers, Duncan, Cyrus, Grealis and Turner, respectively: (i) employer matching contributions under the 401(k) Plan and related 401(k) Excess Plan of $55,625, $27,923, $27,570, $9,094 and $23,099; and (ii) insurance premiums paid with respect to executive/group-term life insurance of $6,700, $3,677, $2,502, $12,226 and $16,075. For Mr. Rogers, the amount also includes above market interest of $152,456 earned on portions of his base salary deferred from 1992 to 2001 under his Deferred Compensation Agreement. For Mr. Cyrus, the amount also includes $11,157 of profit sharing contributions under the 401(k) Plan and related Excess Profit Sharing Plan.

(4)
A portion of All Other Compensation for 2003 for Messrs. Rogers, Duncan, Cyrus and Grealis was not calculable as of the filing of the 2004 proxy statement. These amounts have been included herein in the applicable officer's All Other Compensation column for 2003.

(5)
A portion of Other Annual Compensation for 2003 for Mr. Rogers was not calculable as of the filing of the 2004 proxy statement. This amount has been included herein with respect to Mr. Rogers' Other Annual Compensation column for 2003.

(6)
This amount includes $37,321 related to club membership and dues.

(7)
This amount includes $14,430 related to a car allowance and $37,431 related to club membership and dues.

Option/SAR Grants Table

            Included in the following table are individual grants of options to purchase Cinergy common stock made to the named executive officers during 2004. On January 1, 2003, we began expensing new stock option grants. The fair value of a stock option is expensed over the option's vesting period. In 2004 we granted 739,200 stock options with an average fair value of $5.65 per option. In 2004 we recognized approximately $2.7 million of expense related to stock options granted since January 1, 2003.

Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
James E. Rogers	138,600	18.75%	38.75	1/1/2014	3,377,682	8,559,590
R. Foster Duncan	26,200	3.54%	38.75	1/1/2014	638,494	1,618,112
Michael J. Cyrus	25,900	3.50%	38.75	1/1/2014	631,183	1,599,584
William J. Grealis	25,200	3.41%	38.75	1/1/2014	614,124	1,556,352
James L. Turner	19,800	2.68%	38.75	1/1/2014	482,526	1,222,848

(1)
All options were granted pursuant to the LTIP effective January 1, 2004 and become exercisable on January 1, 2007, the third anniversary of the grant. In the case of a change-in-control of Cinergy or the retirement or death of the executive, all stock options become immediately exercisable.

(2)
The amounts shown represent hypothetical potential appreciation of Cinergy common stock and do not represent either historical performance or, expected future levels of appreciation. The actual values which may be realized, if any, upon the exercise of stock options will depend on the future market price of Cinergy common stock, which cannot be forecast with reasonable accuracy.

Aggregated Option/SAR Exercises and Year End Option/SAR Values Table

            Included in the following table is, for each named executive officer, information concerning (i) stock options exercised during 2004, including the value realized (i.e., the spread between the exercise price and the market price on the date of exercise), and (ii) the number of shares covered by options held on December 31, 2004 and the value of the officer's "in the money" options. "In-the-money" value is the positive spread between the closing market price of Cinergy common stock on December 31, 2004 ($41.63 per share) and an option's exercise price per share.

			Number of Securities Underlying Unexercised Options/SARs at Year End (#)	Value of Unexercised In-The-Money Options/SARs at Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
James E. Rogers	478,200	6,867,549	836,020/418,380	5,560,627/2,711,619
R. Foster Duncan	0	0	144,500/164,200	1,398,760/1,306,592
Michael J. Cyrus	168,301	2,752,064	109,899/89,100	1,088,947/572,337
William J. Grealis	80,199	1,200,379	205,201/86,200	2,618,421/552,924
James L. Turner	0	0	82,426/58,200	1,180,581/359,427

Long-Term Incentive Plan Awards Table

            Both stock option grants and target awards of performance shares were made for the three-year LTIP performance cycle that began January 1, 2004. The stock option grants are reported on the "Option/SAR Grants Table" on page 20. Included in the following table are potential payouts of performance shares awarded to the named executive officers during 2004.

			Estimated Future Payouts under Non-Stock Price-Based Plans(2)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
James E. Rogers	(1)	1/1/04 – 12/31/06	0	80,194	160,388
R. Foster Duncan	(1)	1/1/04 – 12/31/06	0	15,173	30,346
Michael J. Cyrus	(1)	1/1/04 – 12/31/06	0	14,978	29,956
William J. Grealis	(1)	1/1/04 – 12/31/06	0	14,605	29,210
James L. Turner	(1)	1/1/04 – 12/31/06	0	11,434	22,868

(1)
See "Option/SAR Grants Table."

(2)
Payouts of performance shares are tied to Cinergy's TSR targets for a cycle as compared with the TSR of a peer group consisting of the companies comprising the S&P Electric Supercomposite Index as of the first day of the cycle, adjusted for certain specifically enumerated events that occur during the cycle of the type that could distort the index (e.g., bankruptcies and transactions or potential transactions involving companies included in the index group). See "Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation." If Cinergy does not exceed the threshold level of performance equal to the 30th percentile of the peer group's TSR, no performance shares are earned. The target and maximum amounts are earned if Cinergy's TSR meets the 55th and meets or exceeds the 85th percentiles, respectively, of the peer group's TSR. Except in the case of a change in control, disability, death or retirement on or after age 50 during the cycle, a participant must be employed on the last day of a cycle to receive an earned award. See "Summary Compensation Table" above for payouts related to the cycle ended December 31, 2004 and "Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation" for additional information.

Long-Term Incentive Plan – Phantom Stock Units Awards Table

            Effective January 1, 2004, Mr. Rogers was granted a $5,000,000 performance-based phantom stock award. The $5,000,000 award was converted into phantom stock units using the average of the high and low price of a share of Cinergy common stock on December 31, 2003. Subject to limited exceptions, including the occurrence of a change in control of Cinergy, these phantom stock units will vest and be credited to his account under the 401(k) Excess Plan on December 31, 2006, provided that (i) he remains continuously employed by Cinergy until December 31, 2006 and (ii) pre-established performance criteria are satisfied during the period that begins on January 1, 2004 and ends on December 31, 2006. The Compensation Committee approved the performance criteria, which require that Cinergy maintain certain minimum dividend levels and ratings on its unsecured indebtedness. Once contributed to the 401(k) Excess Plan, the award will be deemed to be invested at all times in shares of Cinergy common stock and will be distributed to Mr. Rogers, in cash, following his retirement from the Company. The stock units were granted with tandem dividend equivalent rights that are paid on a current basis in accordance with Cinergy's applicable dividend policy. As described in more detail in the "Employment Agreements" section below, a portion of the award is included in Mr. Rogers' base salary for certain purposes when calculating his benefits under the LTIP, AIP and the supplemental retirement benefit provided under his employment agreement.

			Estimated Future Payouts under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout
Name			Threshold	Target	Maximum
James E. Rogers	129,049	1/1/04 – 12/31/06	N/A	N/A	N/A

Pension Benefits

            Substantially all non-union employees, including our named executive officers, are entitled to benefits under our Non-Union Employees' Pension Plan ("Pension Plan"). In addition, eligible employees, including our named executive officers, will receive benefits under our Supplemental Executive Retirement Plan ("SERP") and Excess Pension Plan at retirement, and each named executive officer may receive an additional retirement benefit under his employment agreement (described below). These plans, which are described in more detail below, are defined benefit pension plans to which the participants do not contribute.

            Pension Plan and Excess Pension Plan.    At the end of 2002, each active participant in the Pension Plan, including our named executive officers, was provided a one-time election to continue to have his or her pension benefit calculated under a traditional final average pay formula or to earn future benefits under one of two new cash balance programs. Each of the named executive officers other, than Mr. Cyrus, elected to continue to earn benefits under the traditional final average pay formula, which calculates pension benefits based on a participant's "highest average earnings" and years of plan participation. The Excess Pension Plan, which covers employees with eligible earnings in excess of certain tax code limitations, including the named executive officers, is designed primarily to provide those benefits which cannot be paid from the Pension Plan by reason of certain tax code limitations applicable to qualified plan benefits. The following table shows the estimated annual pension benefits payable as a straight-life annuity under the final average pay formula of our Pension Plan and Excess Pension Plan to participants who retire at age 62.

	Years of Service
Compensation	5	10	15	20	25	30	35	40
$ 500,000	$38,613	$77,227	$115,840	$154,454	$193,067	$231,680	$270,294	$305,294
750,000	58,613	117,227	175,840	234,454	293,067	351,680	410,294	462,794
1,000,000	78,613	157,227	235,840	314,454	393,067	471,680	550,294	620,294
1,250,000	98,613	197,227	295,840	394,454	493,067	591,680	690,294	777,794
1,500,000	118,613	237,227	355,840	474,454	593,067	711,680	830,294	935,294
1,750,000	138,613	277,227	415,840	554,454	693,067	831,680	970,294	1,092,794
2,000,000	158,613	317,227	475,840	634,454	793,067	951,680	1,110,294	1,250,294
2,250,000	178,613	357,227	535,840	714,454	893,067	1,071,680	1,250,294	1,407,794
2,500,000	198,613	397,227	595,840	794,454	993,067	1,191,680	1,390,294	1,565,294
2,750,000	218,613	437,227	655,840	874,454	1,093,067	1,311,680	1,530,294	1,722,794
3,000,000	238,613	477,227	715,840	954,454	1,193,067	1,431,680	1,670,294	1,880,294
3,250,000	258,613	517,227	775,840	1,034,454	1,293,067	1,551,680	1,810,294	2,037,794
3,500,000	278,613	557,227	835,840	1,114,454	1,393,067	1,671,680	1,950,294	2,195,294
3,750,000	298,613	597,227	895,840	1,194,454	1,493,067	1,791,680	2,090,294	2,352,794
4,000,000	318,613	637,227	955,840	1,274,454	1,593,067	1,911,680	2,230,294	2,510,294

            For pension purposes, a participant's "highest average earnings" is generally the employee's average annual earnings (including short-term incentive compensation and, with respect to the Excess Pension Plan, certain non-elective contributions to the 401(k) Excess Plan) during a three consecutive year period within the ten years immediately preceding retirement, that produces the highest average. For purposes of the table, the estimated credited years of service at age 62 for the named executive officers are as follows: Mr. Rogers, 20 years; Mr. Duncan, 15 years; Mr. Grealis, 12 years; and, Mr. Turner, 26 years. For purposes of this table, Mr. Rogers' current highest average earnings is $3,225,999. The benefits are not subject to any deduction for social security or other offset amounts.

            As stated above, Mr. Cyrus elected to earn benefits under the Balanced Program, which is one of the Pension Plan's two cash balance programs. The Balanced Program provides an annual pay credit equal to 3%, 4% or 5% (depending on the participant's years of service) of eligible annual earnings to a hypothetical account established for the participant, plus interest credits that are currently based on the 30-year Treasury bond rate. The estimated annual benefit payable upon retirement at age 62 for Mr. Cyrus under the Pension Plan's Balanced Program and the Excess Pension Plan is $153,130. This estimate is based on the assumption that: (i) Mr. Cyrus remains employed until age 62; (ii) his compensation increases at an annual rate of 3%; (iii) he receives his target annual bonus each year; and, (iv) current interest rates remain constant. Participants in the Balanced Program also are entitled to receive profit sharing contributions to their accounts under Cinergy's 401(k) Plan and Excess Profit Sharing Plan, in an aggregate amount of up to 5% of eligible earnings in any one year, based on Cinergy's corporate performance.

            Supplemental Executive Retirement Plan.    Our SERP provides selected executive officers, including the named executive officers, with an opportunity to earn a pension benefit that will replace up to 60% of their "final average earnings". Benefits payable under the SERP are reduced by the benefits provided under our Pension Plan and Excess Pension Plan, and further reduced by 50% of the employee's age 62 social security benefit. Under the SERP, each participant accrues a retirement income replacement percentage at the rate of 4% per year from the date the participant is first classified as a "senior executive employee," up to a maximum of 15 years. For this purpose, "final average earnings" is the greater of (i) the employee's highest average earnings (as defined in our Pension Plan) or (ii) the final 12 months of base pay plus short-term incentive compensation, each of which includes certain non-elective contributions under the 401(k) Excess Plan. Based on the SERP and applicable employment agreements (discussed below), the estimated retirement income replacement percentage for each named executive officer is 60%, except that this amount is 65% for Mr. Rogers.

            Employment Agreements.    Each named executive officer has entered into an employment agreement that provides that if he retires after age 55, he will be entitled to a supplemental retirement benefit equal to the excess of the maximum potential SERP benefit over his actual total benefit under our Pension Plan, Excess Pension Plan and SERP. The supplemental retirement benefit is payable to the named executive officer's surviving spouse, if any, if he dies while employed by Cinergy after reaching age 55. Any benefit payable to the surviving spouse will be actuarially adjusted, consistent with the applicable joint and survivorship provisions contained in the Pension Plan. The supplemental retirement benefit provided to Mr. Rogers under his employment agreement differs in two ways: (i) upon attaining age 58, his benefit will be increased to 65% of his "highest average earnings"; and (ii) his "highest average earnings" includes certain portions of the performance award below discussed. The employment agreements are described in more detail below.

            The named executive officers generally may elect to receive the actuarial equivalent of their entire supplemental retirement benefit, and their benefits under the Excess Pension Plan and SERP, in a lump sum if they terminate employment prior to the second anniversary of a change in control. In the absence of a change in control, participants may elect to receive one-half of such benefits in the form of a lump sum payable following their termination of employment.

            The American Jobs Creation Act of 2004, which was enacted on October 22, 2004, made substantial changes to the administration, design and taxation of deferred compensation arrangements. Cinergy's compensation plans are being reviewed, and will be revised, as necessary, to comply with the new laws.

            Cinergy's Executive Supplemental Life Insurance Program provides key management personnel, including the named executive officers, with additional life insurance during employment and with post-retirement deferred compensation. If the participant retires after attaining age 50, the life insurance coverage is canceled and, instead, the participant receives the value of the coverage in the form of deferred compensation, payable in ten equal annual installments of $15,000 per year. Mr. Turner has also elected to participate in our Executive Life Insurance Plan, under which Cinergy pays the premiums with respect to a whole life insurance policy owned by Mr. Turner that provides life insurance coverage in an amount equal to the amount of his annual base salary and target annual bonus.

Employment Agreements

            We have entered into an employment agreement with each of our named executive officers. The term of the employment agreements expires on December 31, 2007. On December 31, 2005, and each year thereafter, the term is automatically extended for one additional year absent notice of earlier termination by either party. The named executive officers will receive the following annual salaries in 2005: $1,250,004 for Mr. Rogers, $652,428 for Mr. Duncan, $644,028 for Mr. Cyrus, $606,744 for Mr. Grealis and $540,000 for Mr. Turner. Each named executive officer is entitled to receive the same perquisites as are provided to other senior executives of Cinergy and to participate in the same benefit and retirement plans offered to our other executive officers, including the SERP, Excess Pension Plan, AIP and LTIP, with the target and maximum incentive awards under those plans to be not less than as specified in the employment agreements. We also will reimburse the named executive officers for taxes applicable to certain benefits they receive. The employment agreements also provide the supplemental retirement benefits above described.

            If we terminate a named executive officer's employment for cause (as defined in the agreement), or if the executive terminates his employment other than for good reason (as defined in the agreement), then he will be entitled to receive under his employment agreement only his "accrued benefits," which consist of earned but unpaid compensation and benefits, including a pro rata portion of the executive's projected bonus under the AIP.

            Outside the change in control context (i.e., prior to or more than twenty-four months after a change in control), if we terminate a named executive officer's employment without cause or the executive terminates his employment for good reason, then, in addition to his accrued benefits, the executive will be entitled to receive the following severance benefits:

    •
    three times the sum of his annual base salary plus the higher of his prior year annual bonus or his current year projected bonus (but not less than target); and

    •
    continued medical and welfare benefits through the end of the stated term of the employment agreement or a cash equivalent (reduced by coverage obtained from subsequent employers).

            In the change of control context (i.e., within twenty-four months after a change in control), if we terminate a named executive officer's employment without cause or the executive terminates his employment for good reason, then the executive will be entitled to receive, in addition to his accrued benefits, the following severance benefits:

    •
    three times the sum of the higher of his annual base salary and target annual bonus or his annual base salary in effect immediately prior to the change in control and annual bonus (based on the higher of his prior year annual bonus, his annual bonus for the year prior to the change in control, or his current year projected bonus (but not less than target));

    •
    the present value of any benefits under our Executive Supplemental Life Program;

    •
    full vesting of his accrued benefits under our Pension Plan, Excess Pension Plan and SERP;

    •
    three additional years of age and service credit for purposes of calculating the supplemental retirement benefit and benefits under our Pension Plan, Excess Pension Plan and SERP;

    •
    welfare benefits for a thirty-six month period following termination of service or a cash equivalent (reduced by coverage obtained from subsequent employers);

    •
    a payment of $50,000 in lieu of additional automobile benefits; and

    •
    miscellaneous benefits, including outplacement services.

            If the employment of a named executive officer is terminated other than by death, the executive will be entitled to reimbursement for reasonable relocation costs (reduced by relocation benefits obtained from subsequent employers). For Mr. Duncan, this benefit will include reimbursement for any loss he incurs on the sale of his principal residence. Cinergy will pay legal fees incurred by each named executive officer as a result of successfully disputing a termination of employment that entitles him to benefits under his employment agreement. In the event any payment made to a named executive officer results in the imposition of the golden parachute excise tax, Cinergy must make an additional payment to him to cover all such excise taxes and any taxes on the additional payments.

            Any stock options or stock appreciation rights held by the executives become immediately exercisable upon a change in control to the extent not otherwise provided in the applicable plan document. If an executive terminates employment for any reason within twenty-four months following the change in control, his stock options and stock appreciation rights remain exercisable for at least three months following termination of employment.

            Under his employment agreement, Mr. Rogers received a $5 million performance-based phantom stock award that will be credited to his account under the 401(k) Excess Plan on December 31, 2006, provided that performance measures established by the Compensation Committee have been satisfied as of that date. The credit to Mr. Rogers' account will be accelerated (without regard to the achievement of the performance measures) in the event he dies or becomes disabled, we terminate his employment without cause, he terminates his employment for good reason or in the event of a change in control. In order to further align the interests of Mr. Rogers and our shareholders, the credit, if any, to Mr. Rogers' account under the 401(k) Excess Plan will remain invested in phantom shares of Cinergy common stock until distributed, in cash, upon his retirement from the Company. Mr. Rogers is paid dividend equivalents on the $5 million potential award on a current basis; and $600,000 of the potential award will be included in Mr. Rogers' annual base salary for purposes of calculating his LTIP awards during 2005 and 2006, and for purposes of calculating his annual bonus and supplemental retirement benefit during 2004, 2005 and 2006.

            Mr. Rogers is entitled to certain severance benefits in addition to those above described. In particular, in the event that we terminate Mr. Rogers' employment without cause or he terminates his employment for good reason, then Mr. Rogers also will be entitled to (i) a payment of $60,000 (rather than the $50,000 benefit provided to the other named executive officers) in lieu of additional automobile benefits, and (ii) in the event such termination occurs outside the change in control context, the aggregate amount that he would have received had he remained employed through the end of the employment term under the performance share awards that he holds on the date of his termination of employment.

Deferred Compensation Agreement

            In 1992, PSI Energy, Inc. entered into a deferred compensation agreement with Mr. Rogers. Except for earnings on amounts previously deferred, Mr. Rogers is not accruing any additional benefits under this agreement. The agreement provides that upon termination of his employment, for any reason other than death, Mr. Rogers will receive two 15-year annual cash benefits beginning the first January thereafter. Payment of the first annual cash benefit will commence no later than January 2010 and will range from $290,000 if payment begins in January 2006 to $554,000 if payment begins in January 2010. Payment of the second annual cash benefit will commence no earlier than January 2008 and no later than January 2010 and will range from $179,000 to $247,000. Comparable amounts are payable if Mr. Rogers dies before these payments begin.

Corporate Governance Committee Report

Philosophy and Responsibilities

            We believe that sound corporate governance has three components: (i) Board independence, (ii) processes and practices that foster solid decision-making by both management and the Board of directors, and (iii) balancing the interests of all of our stakeholders—our investors, customers, employees, the communities we serve and the environment.

            The Committee's function is to: (i) identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select or recommend that the Board select the director nominees for the next annual meeting of shareholders; (ii) recommend to the Board directors for committee membership and chairpersons of the committees; (iii) develop and recommend to the Board a set of corporate governance principles applicable to the Company; and (iv) oversee the evaluation of the Board and management. The Committee's charter is available on our website at www.cinergy.com/governance, the material terms of which are below described.

            Membership.    The Committee must be comprised of three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

            Responsibilities.    The Committee's responsibilities include, among other things: (i) determining director and committee member/chair compensation for those directors who are not also employees of the Company; (ii) implementing policies regarding corporate governance matters; (iii) assessing the Board's membership needs and recommending nominees; (iv) conducting annual evaluations of each director; (v) recommending to the Board those directors to be selected for membership on, or removal from, the various Board committees and those directors to be designated as chairs of Board committees; and (vi) sponsoring and overseeing performance evaluations for the Board as a whole, the directors and management.

            Investigations and Evaluations.    The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee's duties and responsibilities, and may retain, at the Company's expense, and in the Committee's sole discretion, consultants to assist in such work as the Committee deems necessary. In addition, the Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms, such fees to be borne by the Company. Finally, the Committee conducts an annual self evaluation of its performance.

Governance Initiatives and Rankings

            All of our Board committee charters, as well as our corporate governance guidelines, code of business conduct and ethics, insider trading policy, Regulation FD policy, and standards of professional conduct for attorneys, are available on our corporate website and are available in print upon request. Any amendment to or waiver from our code of business conduct and ethics for executive officers or directors must be approved by the Board and will be posted on our corporate website. Additionally, during 2004 our Board held 3 executive sessions with independent directors only. As a result of our commitment to corporate governance, Cinergy has been recognized as a leader in this area by several leading rating agencies:

    •
    As of March 1, 2005, Institutional Shareholder Services ranked Cinergy in its Top 10 for corporate governance among its S&P 500 Group. We received a Corporate Governance Quotient of 98.8% in the S&P 500 Index Ranking and 99.1% in the Industry Ranking;

    •
    GovernanceMetrics International has rated Cinergy an 8.0 on a scale of 10.0 in both its home market and global market;

    •
    The Corporate Library gave us an "A" for Corporate Governance Best Practices and a "C" for our Board Effectiveness.

Director Candidates

            Profile.    We look for the following characteristics in any candidate for nominee to serve on our Board: integrity and accountability; informed judgment; financial literacy; high performance standards; creativity; and, commitment. In addition, we look for candidates who may have the following attributes: free of any commitments or conflicts regarding the availability to attend Cinergy Board meetings at regularly scheduled times; diversity of background and experience; experience in evaluating risk and the application of risk management techniques; and, experience as a director of a public company.

            Nominees.    The Committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board standing for re-election. The third party's responsibility is to recommend, based on surveys of the then-current Board members and the profile described above, the characteristics, skills and experiences that may complement our existing members and, to the extent possible, provide recommendations for nominees with such attributes. The Committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee's experiences and skills. In addition, the Committee considers the shareholder-nominee's independence with respect to both the Company and the nominating shareholder. All of the nominees on the proxy card are current members of our Board and were recommended by the Committee.

            Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to our Corporate Secretary at the Company's principal office in the State of Ohio. The notice must set forth: (a) as to each person whom the shareholder proposes to nominate for election as director: (i) the name, age, business address, and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of any shares of capital stock of the Company that are beneficially owned by such person; and, (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to any then existing rules or regulations promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving notice: (i) the name and record address of such shareholder; (ii) the class and number of shares of capital stock of the Company that are beneficially owned by such shareholder; and, (iii) the period of time such shareholder has held such shares. In addition, the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Committee to determine the eligibility of such proposed nominee to serve as a director. Shareholders interested in submitting a nominee should review the Company's bylaws to determine when the written notice must be received to be considered timely.

Shareholder Communications with Directors

            Shareholders can communicate with our Chairman, Mr. Rogers, and Co-Lead Directors, Messrs. Browning and Taft, by email at lead.directors@cinergy.com. Messrs. Browning and Taft also preside over non-management executive sessions of our directors. You may also write to any of the committee Chairs or to the outside directors as a group c/o Julia S. Janson, Corporate Secretary and Chief Compliance Officer at Cinergy Corp., 139 East Fourth Street, Cincinnati, Ohio 45202.

            Communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Cinergy Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as: spam; junk mail and mass mailings; service complaints; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded, with the provision that any communication that is filtered out is made available to any director upon request.

Performance Graph

            The following line graph compares the cumulative total shareholder return of Cinergy common stock with the cumulative total returns during the same time period of the S&P Electric Supercomposite Index and the S&P 500 Stock Index. The graph tracks performance from December 31, 1999, through December 31, 2004, and assumes a $100 initial investment and dividend reinvestment.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Cinergy Common Stock	$100.00	$156.82	$157.94	$168.06	$204.13	$229.82
S&P Electric Supercomposite Index	$100.00	$152.14	$128.06	$109.68	$136.66	$169.99
S&P 500 Stock Index	$100.00	$90.90	$80.09	$62.39	$80.29	$89.03

Certain Relationships and Related Transactions

Director, Officer and Key Employee Stock Purchase Program

            During February 2000, under Cinergy's Director, Officer and Key Employee Stock Purchase Program, directors, officers and key employees were able to purchase shares of Cinergy common stock, thereby further aligning their interests with those of our shareholders. Individual purchases financed through the Program ranged from $100,000 to $3,000,000. Five current directors and five current executive officers participated in the financing portion of the Program. As of December 31, 2004, approximately $8.8 million of common stock were being financed through the Program. Pursuant to subsequent legal requirements prohibiting loans made or arranged by Cinergy to officers and directors, no additional purchases were permitted after February 2000. The Program terminated pursuant to its terms earlier this year at which time all loans were repaid by the participants.

Miscellaneous

            Mr. Benjamin C. Rogers, age 33, is the son of our Chairman, President and Chief Executive Officer and an employee of Cinergy Services, Inc., a subsidiary of Cinergy. For 2004, Mr. Benjamin Rogers received an aggregate of approximately $138,073 in base salary and bonus.

            Mr. Schiff serves as an executive officer of certain entities from which Cinergy or its affiliates purchase, at competitive rates, certain bond and/or insurance coverage in connection with the Company's or its affiliates' ordinary business needs. In 2004, entities of which Mr. Schiff served as an executive officer received, in the aggregate, approximately $60,127 related to these services.

            Mr. Cox serves as chief executive officer of Cox Financial Corporation, a company that acts as a broker with respect to the Company's executive life insurance program. Cox Financial Corporation earned approximately $23,069 related to these services in 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934 requires Cinergy's directors and executive officers, and any persons owning more than ten percent of Cinergy's common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Cinergy. We prepare and file these reports on behalf of our directors and executive officers. During 2004 one Form 4 reporting a transaction by Mr. Ficke was filed after its due date. To our knowledge, all other Section 16(a) reporting requirements applicable to our directors and executive officers were complied with during 2004.

ITEM 2. RATIFICATION OF SELECTION OF DELOITTE
AS THE COMPANY'S INDEPENDENT AUDITORS

            The Board of Directors of Cinergy Corp., upon recommendation of its Audit Committee, has selected Deloitte as independent auditors for Cinergy and its subsidiaries for the calendar year 2004.

            The Board of Directors Recommends Voting FOR ratification of the selection of Deloitte as the Company's independent auditors, designated on the Proxy as Item 2.

Independent Public Accountants

            Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Information on fees billed by Deloitte for services rendered during 2003 and 2004 follows.

Category	2003 Fiscal Year		2004 Fiscal Year(1)
Audit Services	$2,132,990		$3,000,075
Audit-Related Services	$309,200		$356,700
Tax Services	$497,242		$2,069,067
All Other Services	$2,394,276	(2)	$0

(1)
The Audit-Related Services included audits of our benefit plans and certain types of consultation. The Tax Services included international, federal and state preparations and compliance, as well as tax consultation. Tax compliance services accounted for approximately $100,000 of all Tax Services.

(2)
In 2002, we entered into negotiations with Deloitte Consulting to perform services for the Company on the understanding that Deloitte was in the process of spinning-off Deloitte Consulting and therefore Deloitte Consulting would no longer be affiliated with our independent auditors. Deloitte was unable, however, to consummate the spin-off of Deloitte Consulting. This amount reflects the final bill related to these services and the Company will incur no further fees related to this project.

Proposals and Business by Shareholders

            If you wish to submit a proposal for inclusion in the proxy statement for our 2006 annual meeting of shareholders, we must receive it by November 30, 2005.

            In addition, if you wish to introduce business at our 2006 annual meeting (besides that in the Notice of the meeting), you must send us written notice of the matter. Your notice must comply with the requirements of our bylaws, and we must receive it no earlier than January 28, 2006 and no later than February 26, 2006. The individuals named as proxy holders for our 2006 annual meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

            Your proposal or notice should be mailed to Cinergy's Corporate Secretary at 139 East Fourth Street, Cincinnati, Ohio 45202.

By order of the Board of Directors,
Julia S. Janson Corporate Secretary and Chief Compliance Officer

Dated: March 29, 2005

2005 Annual Meeting of Shareholders
May 5, 2005 at 9:00 a.m. local time

Northern Kentucky Convention Center
One West RiverCenter Blvd.
Covington, KY 41011
(859) 261-1500

Driving Directions to Northern Kentucky Convention Center

From Cincinnati North and/or Indianapolis West, via I-75 South

Take I-75 South into KY. Take the 5th Street/Covington Exit 192. Veer left off the exit. Follow 5th Street to Madison (6th stoplight), turn left on Madison. Follow Madison to RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

From Cincinnati North via I-71 South

From I-71 South, follow the right lane (I-75 South) as it merges with I-75. As you are crossing the Ohio River get in the far right lane. Take the 5th Street/Covington Exit 192. Veer left off the exit. Follow 5th Street to Madison (6th stoplight), turn left on Madison. Follow Madison to RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

From I-471

From I-275 take I-471 North to the Newport/Bellevue Exit #5. Turn left off the exit onto Route 8. Go straight, road will curve at Newport on the Levee, head toward stop light in left lane. Go through stop light to the next stop sign and turn right onto 4th Street. Follow this across the bridge to Madison Street in Covington. Turn right on Madison and follow toward RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

From Kentucky via I-75/71 North

Take I-75 North to the 5th Street/Covington Exit 192. (If you have crossed the bridge to Cincinnati, you've gone too far). Veer right off the exit. Follow 5th Street to Madison (6txh stoplight), turn left on Madison. Follow Madison to RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

Parking is available on your right in the Kenton County garage or at the Embassy Suites garage at the end of the street.

Cinergy Corp. 139 East Fourth Street Cincinnati, OH 45202

VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone and follow the simple directions that will be presented to you to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website http://www.votefast.com and follow the simple directions that will be presented to you to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-800-542-1160	http://www.votefast.com	envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on Wednesday, May 4, 2005 in order to be counted in the final tabulation.

CONTROL NUMBER:

Please sign and date this proxy where indicated below before mailing. /*\ Please fold and detach card at perforation before mailing. /*\
PROXY	CINERGY CORP.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 5, 2005.

The undersigned shareholder hereby appoints James E. Rogers, Marc E. Manly and Julia S. Janson, and each of them, proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Cinergy Corp. on Thursday, May 5, 2005, and at any adjournment(s) thereof, as indicated on the reverse side and in accordance with the judgment of said proxies on any other business which may come before the meeting or any adjournment(s), all as set forth in the accompanying Notice and Proxy Statement, the receipt of which the undersigned acknowledges.

Signature(s)

Signature(s)

Date: , 2005

Please sign exactly as your name(s) appear on this proxy. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.
It will expedite your admittance when presented upon your arrival.

CINERGY CORP.

2005 Annual Meeting of Shareholders

Thursday, May 5, 2005, at 9:00 a.m. (local time)
Ballrooms D and E
Northern Kentucky Convention Center
One West RiverCenter Boulevard
Covington, Kentucky

PLEASE ADMIT	Non-Transferable

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access our future shareholder communications (e.g., Annual Reports, Proxy Statements, interim communications) over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time after you give it by notifying Cinergy's Corporate Secretary in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

/*\ Please fold and detach card at perforation before mailing. /*\
PROXY	CINERGY CORP.	PROXY

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other business which may come before the meeting or any adjournment(s).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

1.	Election of three Class II Directors (terms expiring in 2008)

Nominees: (01) Thomas E. Petry (02) Mary L. Schapiro (03) Philip R. Sharp

	☐	FOR all nominees listed above (except as marked to the contrary below)	☐	WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

2.	Ratification of Deloitte & Touche as the Company's independent auditors.

☐ FOR	☐ AGAINST	☐ ABSTAIN
☐ Please check this box if you consent to access future annual reports and proxy material via the Internet only.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE

QuickLinks

TABLE OF CONTENTS
PROXY STATEMENT
ITEM 1. ELECTION OF DIRECTORS
ITEM 2. RATIFICATION OF SELECTION OF DELOITTE AS THE COMPANY'S INDEPENDENT AUDITORS